INDICATIVE TERMS

Issuer	HSBC USA Inc.

Underlying Index Basket and Weightings	1/3 S&P 500® Index 1/3 DJ EuroStoxx 50® Index 1/3 Nikkei 225SM Index

Term	4 to 4.5 years (determined on the trade date)

Participation Rate	120%

Payment at Maturity

Investors will receive a cash payment at maturity that is based on the Basket Return:

▪     If the Basket Return is positive, you will receive 100% principal plus an additional payment of 120% of the Basket Return

▪     If the Basket Return is between 0% and

-20%, you will receive your full principal

▪     If the Basket Return is less than -20%, you will lose 1% of your principal for each percentage point that the Basket Return is below -20%

For example, if the Basket Return is -30%, an investor in the notes will suffer a 10% loss and receive 90% of the principal at maturity.

Basket Return	Sum of each Index Return divided by 3

Index Return	Final Level - Initial Level Initial Level

Initial Level	For each index, the closing level on the Pricing Date

Final Level	For each index, the closing level on the Observation Date (the Observation Date will be determined on the trade date)

Trade Date	November 21, 2006

Pricing Date	November 22, 2006

Original Issue Date	November 30, 2006

Product Description

The Global Equity Buffer Notes provide exposure to potential price appreciation in a basket of global equity indices as well as partial principal protection at maturity. The Buffer Notes issued by HSBC can help reduce portfolio risk and provide enhancement to the investors’ exposure to equity appreciation. The partial principal protection feature only applies at maturity.

Benefits

▪	Growth Potential: Investors receive enhanced and uncapped upside participation in the performance of a global index basket.

▪	Partial Protection of Capital: At maturity, you will not experience any loss associated with the first 20% of decline in the basket.

▪	Diversified Equity Exposure: The Notes provide broad exposure to major equity indices in the U.S., Europe and Japan.

Scenario Analysis at Maturity

Assumptions: 120% x the Basket Return (if positive); protects against a decline of up to 20% in the basket

INDEX DESCRIPTION

The S&P 500® Index (SPX) measures the performance of the broad domestic economy through changes in the aggregate market value of 500 U.S. stocks representing all major industries.

The EURO STOXX 50® Index (SX5E) consists of 50 European stocks from those countries participating in the European Monetary Union.

The Nikkei 225 IndexSM (NKY) is based on 225 underlying stocks listed in the Tokyo Stock Exchange.

INVESTOR SUITABILITY

The notes may be suitable for you if:

▪     You seek diversified exposure to global equity indices from the US, Japan and Europe.

▪     You seek an investment that offers some elements of principal preservation if held to maturity.

▪     You seek levered and uncapped upside potential on the return of the basket.

▪     You are willing to hold the notes to maturity.

▪     You do not seek current income from the Notes.

▪     You do not want exposure to local currency associated with the international equity indices.

The notes may not be suitable for you if:

▪     You do not seek an investment with exposure to any global equity indices.

▪     You are unable or unwilling to hold the notes to maturity.

▪     You seek an investment that is 100% principal protected.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

▪     You seek current income from your investments.

▪     You seek local currency exposure associated with the international equity indices.

KEY CONSIDERATIONS

▪	At maturity, the Notes are exposed to any decline in the level of the basket in excess of 20%

▪	Partial principal protection only if you hold the Notes to maturity

▪	The return on the Notes is linked to the performance of the basket indices and may be positive or negative

▪	You will not receive any periodic interest payments on the notes

▪	There may be little or no secondary market for the Notes--the Notes will not be listed or displayed on any securities exchange

▪	The Notes are subject to significant risks not associated with conventional fixed rate or floating rate debt securities

▪	It is suggested that prospective investors reach an investment decision only after careful consideration with their financial, legal, accounting, tax and other advisors regarding the suitability of the Notes in light of their particular circumstances.

▪	These Notes are not bank deposits and are not insured by the FDIC or any other U.S. federal or state government agency

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, the prospectus supplement and the pricing supplement for more complete information about the issuer and this offering. You may get these items for free by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement or pricing supplement if you request it by calling toll free, 1-888-800-4722.

Filed Pursuant to Rule 433

Registration No. 333-133007

October 30, 2006

FREE WRITING PROSPECTUS

(To Prospectus Dated April 5, 2006 and

Prospectus Supplement Dated July 3, 2006)

HSBC USA Inc.

$[●]

Global Equity Buffer Notes

Linked to an equally weighted basket of the S&P 500® Index, Dow Jones EURO STOXX 50® Index and Nikkei 225 StockSM Index

Terms used in this free writing prospectus are described or defined in the prospectus supplement and the prospectus. The notes offered will have the terms described in the prospectus supplement and the prospectus. The notes are 20% principal protected, and you may lose some of your principal.

▪ Reference Asset:	An equally weighted basket of the S&P 500® Index (ticker: SPX) (the “SPX”), the Dow Jones EURO STOXX 50® Index (ticker: SX5E) (the “SX5E”) and the Nikkei 225 StockSM Index (ticker: NKY) (the “NKY”, and together with the SPX and the SX5E, each an “index” and together the “indices”).

▪ Principal Amount:	$[●] per note, subject to a minimum purchase of [●] notes ($[●]).

▪ Trade Date:	November 21, 2006

▪ Pricing Date:	November 22, 2006

▪ Original Issue Date:	November 30, 2006

▪ Maturity Date:	[●], representing a date between November 30, 2010 and May 31, 2011 (to be determined on the trade date), or if that date is not a business day, the following business day. The maturity date is subject to further adjustment as described herein.

▪ Payment at Maturity:	For each note, the cash settlement value.

▪ Cash Settlement Value:	You will receive a cash payment on the maturity date that is based on the basket return (as described below):

–    If the basket return is positive, you will receive 100% of the original principal amount plus the product of (i) the original principal amount, (ii) the basket return and (iii) the upside participation rate.

– If the basket return is between 0% and -20%, you will receive 100% of the original principal amount; and

–    If the basket return is less than -20%, you will lose 1% of the original principal amount for each percentage point that the basket return is below -20%. For example, if the basket return is -30%, you will suffer a 10% loss and receive 90% of the original principal amount.

▪ Upside Participation Rate:	120%.

▪ Initial Level:	With respect to the SPX, [●]; with respect to the SX5E, [●]; and with respect to the NKY, [●].

▪ Final Level:	With respect to an index on an observation date, the level of that index at the regular official weekday close of trading on that observation date.

▪ Index Return:	With respect to an index, the quotient, expressed as a percentage, of (i) the difference between (a) the final level of such index and (b) the initial level of such index and (ii) the initial level of such index, expressed as a formula:

Final Level – Initial Level Initial Level

▪ Basket Return:	The arithmetic average, expressed as a percentage, of the index return of the SPX, the index return of the SX5E and the index return of the NKY, each with respect to the observation date for that index, expressed as a formula:

RSPX + RSX5E + RNKY 3

Where,

RSPX is the index return as determined with respect to the observation date of the SPX;

RSX5E is the index return as determined with respect to the observation date of the SX5E; and

RNKY is the index return as determined with respect to the observation date of the NKY.

▪ Observation Date:	[●], representing a date between November 22, 2010 and May 23, 2011 (to be determined on the Trade Date), or if that date is not a business day, the following business day, subject to adjustment as described herein.

▪ Form of notes:	Book-Entry.

▪ CUSIP and ISIN:	[●] and [●].

▪ Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. We may use this free writing prospectus in the initial sale of notes. In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.

We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes. HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC.

[●], 2006

SUMMARY

General Terms

This free writing prospectus relates to one note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a security linked to a single reference asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the reference asset identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006 and the prospectus supplement dated July 3, 2006. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-3 of this free writing prospectus and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc., the agent or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000110465906045146/a06-14758_3424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

Payment at Maturity

On the maturity date, we will pay you the cash settlement value, an amount in cash that is based on the relation of the final levels of the indices to their respective initial levels.

•	The “cash settlement value” will be as stated on the front cover.

•

The “observation date” for each index is scheduled to be [•], representing a date between November 22, 2010 and May 23, 2011 (to be determined on the Trade Date). If that date is not a scheduled trading day (as defined below) with respect to an index, then the observation date with respect to that index will be the next day that is a scheduled trading day with respect to that index. If a market disruption event (as defined below) exists with respect to an index on the observation date, then the observation date for that index will be the next scheduled trading day for that index on which a market disruption event does not exist with respect to that index. For the avoidance of doubt, if no market disruption event exists with respect to an index on the observation date for that index, the determination of that index’s final level will be made on the observation date, irrespective of the existence of a market disruption event with respect to one or more of the other indices. If a market disruption event exists with respect to an index on eight consecutive scheduled trading days for that index, then that eighth scheduled trading day will be the observation date for that index, and the calculation agent will determine the final level of that index on that date in accordance with the formula for and method of calculating that index last in effect prior to the occurrence of that market

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disruption event, using the relevant exchange traded or quoted price of each security comprised in that index (or if an event giving rise to a market disruption event has occurred with respect to a relevant security on that eighth scheduled trading day, its good faith estimate of the value for the relevant security). If the observation date for any index is postponed, then the maturity date will also be postponed until the third business day following the postponed observation date for that index and no interest will be payable in respect of such postponement.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $[5,000] for printing, trustee and legal fees and other expenses allocable to the offerings.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the indices comprising the reference asset or the securities comprising any of the indices. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement and prospectus.

As you review “Risk Factors” in the accompany prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”;

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”; and

•	“— Additional Risks Relating to Certain Notes with More than One Instrument Comprising the Reference Asset”.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Fully Principal Protected and You May Lose Up to 80% of Your Initial Investment.

The notes are not fully principal protected. The notes differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the final return is below -20%. In that event, you will lose 1% of the original principal amount for each percentage point that the basket return is below -20%. Accordingly, you may lose up to 80% of your initial investment in the notes.

An Investment in the Notes is Subject to Risks Associated with the European and Japanese Securities Markets.

The stocks included in the SX5E and the NKY are issued by companies publicly traded in countries other than the United States and are denominated in currencies other than U.S. dollars. Because of the global nature of these issuers and the currencies in which the stocks underlying the SX5E and the NKY are denominated, investments in securities linked to the value of these equity securities involve particular risks. For example, the European and Japanese securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the issuers of stocks included in the SX5E and the NKY will vary

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depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the SX5E and the NKY may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Tax Treatment.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, the notes would be treated as pre-paid forward or other executory contracts with respect to the indices. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts. Because of the uncertainty regarding the tax treatment of the notes, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the level of the indices relative to their respective initial levels. We cannot predict the final level of any index on the observation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical initial levels of the indices used in the illustrations below are not the actual initial levels of the indices. You should not take these examples as an indication or assurance of the expected performance of the indices or the reference asset.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $10,000 investment in the notes. These examples assume that the notes are held to maturity, that the participation rate is equal to 120%, and that if the final return is below -20%, the cash settlement will be equal to 100% of principal minus 1% of principal for each percentage point that final return is below -20%.

Example 1: All three of the indices decline slightly in value over the term of the notes.

Observation Dates	SPX	SX5E	NKY
Initial Levels	1,300	3,800	17,300
Final Levels	1,265	3,610	16,705
Index Returns	-2.69%	-5.00%	-3.44%

Basket Return:			-3.71%

Cash Settlement Value:			$10,000.00

Here, the basket return is -3.71%.

Because the basket return is negative, but is not less than -20%, the cash settlement value equals the original principal amount of the note. Accordingly, at maturity, the cash settlement value in this example would equal $10,000.

Example 1 shows that you are assured the return of your principal investment where, on average, the three indices experience a decrease of no greater than 20% in their combined levels. Nonetheless, receipt of only the original principal amount at maturity may be less than the rate that you would have received from a conventional debt security.

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Example 2: Overall, the indices increase in value over the term of the notes despite a small negative return of one index.

Observation Dates	SPX	SX5E	NKY
Initial Levels	1,300	3,800	17,300
Final Levels	2,184	3,610	27,507
Index Returns	68.00%	-5.00%	59.00%

Basket Return:			40.67%

Basket Return x Upside Participation Rate:			48.80%

Cash Settlement Value:			$14,880.40

Here, the basket return is 40.67%.

Because the basket return is positive, the cash settlement value equals 100% of the original principal amount plus the product of (i) the original principal amount, (ii) the basket return and (iii) the upside participation rate. Accordingly, at maturity, the cash settlement value in this example would equal $10,000 plus $10,000 multiplied by 40.67% multiplied by 1.2. Therefore, the notes would pay $14,880.40 at maturity.

Example 2 shows that decreases in the value of one or two indices may be offset by a larger increase in the other index or indices. Example 2 also illustrates how a positive basket return is magnified by the leveraging feature of the upside participation rate.

Example 3: Two indices suffer from a significant negative index return, thereby reducing the benefit to you of the positive index return of the third index.

Observation Dates	SPX	SX5E	NKY
Initial Levels	1,300	3,800	17,300
Final Levels	1,310	1,732	6,747
Index Returns	.77%	-54.42%	-61.00%

Basket Return:			-38.22%

Cash Settlement Value:			$8,178.00

Here, the basket return is -38.22%.

Because the basket return is less than -20%, the cash settlement value results in 1% of principal loss for each percentage point that the basket return is less than -20%. Accordingly, at maturity, the cash settlement value in this example would equal $10,000 multiplied by 81.78%, i.e. 100% - 18.22%. Therefore, the cash settlement value with respect to an original principal amount of $10,000 would be $8,178.00.

Example 3 shows that the negative index return of one or more indices can reduce or negate the benefit of the positive basket returns of the other two indices. Example 3 also shows that a significant negative return in the reference asset may result in loss of up to 80% of an investor’s initial investment in the notes, but that the 20% principal protection allows the basket return to be negative (from 0 to -20%) before any of the initial investment in the notes is lost.

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Sensitivity Analysis – Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the basket return) on a $10,000 note for a hypothetical range of performance for the basket return from -100% to +100%. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Assumptions:

• Principal Amount:	$10,000

• Upside Participation Rate:	120% if the basket return is positive

• Partial Principal Protection:	The first 20% of a negative basket return

• Basket Performance:	100% to -100%

Performance of the Basket	Performance of the Notes

Basket Return	Upside Participation Rate	Return on the Notes (%)	Payment at Maturity
100.00%	120%	120.00%	$22,000
90.00%	120%	108.00%	$20,800
80.00%	120%	96.00%	$19,600
70.00%	120%	84.00%	$18,400
60.00%	120%	72.00%	$17,200
50.00%	120%	60.00%	$16,000
40.00%	120%	48.00%	$14,800
30.00%	120%	36.00%	$13,600
20.00%	120%	24.00%	$12,400
10.00%	120%	12.00%	$11,200
0.00%	0%	0.00%	$10,000
-10.00%	0%	0.00%	$10,000
-20.00%	0%	0.00%	$10,000
-30.00%	0%	-10.00%	$9,000
-40.00%	0%	-20.00%	$8,000
-50.00%	0%	-30.00%	$7,000
-60.00%	0%	-40.00%	$6,000
-70.00%	0%	-50.00%	$5,000
-80.00%	0%	-60.00%	$4,000
-90.00%	0%	-70.00%	$3,000
-100.00%	0%	-80.00%	$2,000

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where each of the indices has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

DESCRIPTION OF THE INDICES

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the reference asset, any index or any of the securities comprising any index. All disclosures contained in this free writing prospectus regarding the indices, including their make-up, performance, method of calculation and changes in their components, are derived from publicly available information.

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We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

The S&P 500® Index (“SPX”)

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”). Standard and Poor’s is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

Standard & Poor’s publishes the SPX. The SPX is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of October 25, 2006, 425 companies or 85% of the SPX, traded on the New York Stock Exchange and 75 companies, or 15% of the SPX, traded on The Nasdaq Stock Market. Standard & Poor’s chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of October 25, 2006, indicated in parenthesis: Industrials (52), Utilities (31), Telecommuncation Services (10), Materials (30), Information Technology (78), Energy (30), Consumer Staples (39), Consumer Discretionary (86), Healthcare (56) and Financials (88). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SPX” and on Standard & Poor’s website (http://www.spglobal.com). Information contained in the Standard & Poor’s website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

Standard & Poor’s currently computes the SPX as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii) the market values of all component stocks as of that time are aggregated;

(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(v) the current aggregate market value of all component stocks is divided by the base value; and

(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While Standard & Poor’s currently employs the above methodology to calculate the SPX, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the performance of the SPX.

Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations.

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These changes may result from causes such as:

        •    the issuance of stock dividends,

        •    the granting to shareholders of rights to purchase additional shares of stock,

        •    the purchase of shares by employees pursuant to employee benefit plans,

        •    consolidations and acquisitions,

        •    the granting to shareholders of rights to purchase other securities of the company,

        •    the substitution by Standard & Poor’s of particular component stocks in the SPX, and

        •    other reasons.

In these cases, Standard & Poor’s first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value X	New Market Value Old Market Value	= New Base Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, Standard & Poor’s standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an SPX component’s market value.

License Agreement with S&P

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by Standard & Poor’s in connection with some securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. Standard & Poor’s makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® to track general stock market performance. Standard & Poor’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of Standard & Poor’s and of the S&P 500® which is determined, composed and calculated by Standard & Poor’s without regard to HSBC USA Inc. or the notes. Standard & Poor’s has no obligation to take the needs of HSBC USA Inc. or the holders of the notes into consideration in determining, composing or calculating the S&P 500®. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the notes.

STANDARD AND POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500®, OR ANY DATA INCLUDED THEREIN AND STANDARD AND POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD AND POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC USA INC., OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® OR ANY DATA INCLUDED THEREIN. STANDARD AND POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF

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MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD AND POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S®”, “S&P®”, “S&P 500®”, “STANDARD & POOR’S 500”, AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. THE FOREGOING MARKS HAVE BEEN LICENSED FOR USE BY HSBC USA INC. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR’S AND STANDARD & POOR’S MAKES NO REPRESENTATION, WARRANTY, OR CONDITION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

Historical Performance of the SPX

The following table sets forth the quarterly high and low intraday levels, as well as end-of-quarter final levels, of the SPX for each quarter in the period from January 1, 2002 through September 30, 2006 and for the period from October 1, 2006 through October 25, 2006 . The final level of the SPX on October 25, 2006 was 1,382.22. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of the SPX should not be taken as an indication of future performance and no assurance can be given that the level of the SPX will increase relative to its initial index level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 29, 2002	1,176.97	1,074.36	1,147.39
June 28, 2002	1,147.84	952.92	989.82
September 30, 2002	994.46	775.68	815.28
December 31, 2002	954.28	768.63	879.82
March 31, 2003	935.05	788.90	848.18
June 30, 2003	1,015.33	847.85	974.50
September 30, 2003	1,040.29	960.84	995.97
December 31, 2003	1,112.56	995.97	1,111.92
March 31, 2004	1,163.23	1,087.06	1,126.21
June 30, 2004	1,150.57	1,076.32	1,140.84
September 30, 2004	1,140.84	1,060.72	1,114.58
December 31, 2004	1,217.33	1,090.19	1,211.92
March 31, 2005	1,229.11	1,163.69	1,180.59
June 30, 2005	1,219.59	1,136.15	1,191.33
September 30, 2005	1,245.86	1,183.55	1,228.81
December 30, 2005	1,275.80	1,168.20	1,248.29
March 31, 2006	1,310.88	1,245.74	1,294.83
June 30, 2006	1,326.70	1,219.29	1,270.20
September 30, 2006	1,340.28	1,224.54	1,335.85
October 1, 2006 through October 25, 2006	1,383.61	1,327.10	1,382.22

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The following graph sets forth the historical levels of the SPX Index since January 2002 using monthly data obtained from Bloomberg LP. Historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given that the level of the SPX will increase relative to its initial index level during the term of the notes.

The Nikkei 225 StockSM Index

We have derived all information relating to the NKY, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Nihon Keizai Shimbun, Inc. (“NKS”). NKS has no obligation to continue to publish, and may discontinue publication of, the NKY. NKS is under no obligation to continue to publish, and may discontinue or suspend the publication of the NKY at any time.

The NKY is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. NKS first calculated and published the NKY in 1970. The NKY currently is based on 225 underlying stocks (the “Nikkei underlying stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei underlying stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. NKS rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

- Technology – Pharmaceuticals, Electric Machinery, Automobiles, Precision Machinery, Telecommunications;

- Financials – Banks, Miscellaneous Finance, Securities, Insurance;

- Consumer Goods – Marine Products, Food, Retail, Services;

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- Materials – Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

- Capital Goods/Others – Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

- Transportation and Utilities – Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

The NKY is a modified, price-weighted index (i.e., a Nikkei underlying stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per-share price of each Nikkei underlying stock by the corresponding weighting factor for such Nikkei underlying stock (a “weight factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “divisor”). The divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The divisor was 24.293 as of October 25, 2006 and is subject to periodic adjustments as set forth below. Each weight factor is computed by dividing ¥50 by the par value of the relevant Nikkei underlying stock, so that the share price of each Nikkei underlying stock, when multiplied by its weight factor, corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei underlying stocks (currently the TSE). The level of the NKY is calculated once per minute during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei underlying stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei underlying stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable weight factor and divided by the new divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

A Nikkei underlying stock may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei underlying stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri–Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri–Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei underlying stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NKS. Upon deletion of a stock from the Nikkei underlying stocks, NKS will select a replacement for such deleted Nikkei underlying stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the Nikkei underlying stocks. In such a case, an existing underlying stock with low trading volume and deemed not to be representative of a market will be deleted by NKS.

A list of the issuers of the Nikkei underlying stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NKS.

License Agreement with Nihon Keizai Shimbun, Inc.

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use certain indices owned and published by NKS in connection with some securities, including the notes. The copyrights on “Nikkei 225” and the intellectual property rights and any other rights relating to labels such as “Nikkei” and “Nikkei 225” all belong to NKS. NKS may change the content of “Nikkei 225” and suspend publication thereof. The responsibility for executing the business matters pursuant to the licensing agreement shall rest solely with us and NKS shall not have any obligation or responsibility therefor.

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The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the final level of the NKY on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter orders and balance supply and demand for the stock. The TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY, and these limitations, in turn, may adversely affect the value of the notes.

Historical Performance of the NKY

The following table sets forth the quarterly high and low intraday levels, as well as end-of-quarter final levels, of the NKY for each quarter in the period from January 1, 2002 through September 30, 2006 and for the period from October 1, 2006 through October 25, 2006. The final level of the NKY on October 25, 2006 was 16,699.30. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of the NKY should not be taken as an indication of future performance, and no assurance can be given that the level of the NKY will increase relative to the initial index level during the term of the notes.

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Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 29, 2002	12,034.04	9,420.85	11,024.94
June 28, 2002	12,081.43	10,060.72	10,621.84
September 30, 2002	11,050.69	8,969.26	9,383.29
December 31, 2002	9,320.11	8,197.22	8,578.95
March 31, 2003	8,829.06	7,824.82	7,972.71
June 30, 2003	9,188.95	7,603.76	9,083.11
September 30, 2003	11,160.19	9,078.74	10,219.05
December 31, 2003	11,238.63	9,614.60	10,676.64
March 31, 2004	11,869.00	10,299.43	11,715.39
June 30, 2004	12,195.66	10,489.84	11,858.87
September 30, 2004	11,988.12	10,545.89	10,823.57
December 31, 2004	11,500.95	10,575.23	11,488.76
March 31, 2005	11,975.46	11,212.63	11,668.95
June 30, 2005	11,911.90	10,770.58	11,584.01
September 30, 2005	13,678.44	11,540.93	13,574.30
December 30, 2005	16,445.56	12,996.29	16,111.43
March 31, 2006	17,125.64	15,059.52	17,059.66
June 30, 2006	17,563.37	14,045.53	15,505.18
September 30, 2006	16,414.94	14,437.24	16,127.58
October 1, 2006 through October 25, 2006	16,901.53	16,028.32	16,699.30

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The following graph sets forth the historical levels of the NKY Index since January 2002 using monthly data obtained from Bloomberg LP. Historical levels of the NKY should not be taken as an indication of future performance, and no assurance can be given that the level of the NKY will increase relative to the initial index level during the term of the notes.

The Dow Jones EURO STOXX 50 SM Index

We have derived all information relating to the SX5E, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by, STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the SX5E. STOXX Limited is under no obligation to continue to publish, and may discontinue or suspend the publication of the SX5E at any time.

The SX5E was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Group. Publication of the SX5E began on February 28, 1998, based on an initial SX5E value of 1,000 at December 31, 1991. The SX5E is reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SX5E” and on the STOXX Limited website: http://www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

SX5E Composition and Maintenance

The SX5E is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXXSM Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. The composition of the SX5E is reviewed annually in September, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Dow Jones EURO STOXXSM Index.

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SX5E Calculation

The SX5E is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:

Index =	free float market capitalization of the Dow Jones EURO STOXX 50® Index	× 1,000
adjusted base date market capitalization of the Dow Jones EURO STOXX 50® Index

Each component’s weight is capped at 10% of the SX5E’s total free-float market capitalization. Weights are reviewed quarterly. Within each of the SX5E market sector indices, the component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding SX5E market sector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Any remaining stocks that are current SX5E components are added to the selection list. The stocks on the selection list are ranked by free-float market capitalization. In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. Any remaining current components of the SX5E ranked between 41 and 60 are added as index components. If the component number is still below 50, then the largest stocks on the selection list are added until the index contains 50 stocks.

The divisor of the aforementioned formula is adjusted to maintain the continuity of the SX5E value across changes due to corporate actions such as the issuance of dividends, the occurrence of stock splits, stock repurchase by the issuer and other reasons.

License Agreement with STOXX Limited

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use certain indices owned and published by STOXX Limited in connection with some securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”). STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. STOXX Limited makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the SX5E to track general stock market performance. STOXX Limited has no relationship to us other than the licensing of the SX5E and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by STOXX Limited without regard to us or the notes. STOXX Limited has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the SX5E. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no liability in connection with the administration, marketing or trading of the notes.

STOXX LIMITED DOES NOT GUARANTY THE ACCURACY AND/OR THE COMPLETENESS OF THE SX5E OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HSBC USA INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE SX5E OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE SX5E OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR

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CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN HSBC AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.

STOXX Limited and Dow Jones have no relationship to HSBC USA Inc., other than the licensing of the Dow Jones EURO STOXX 50 SM and the related trademarks for use in connection with the notes.

STOXX Limited and Dow Jones do not:

•	Sponsor, endorse, sell or promote the notes.

•	Recommend that any person invest in the notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

•	Have any responsibility or liability for the administration, management or marketing of the notes.

•	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the Dow Jones EURO STOXX 50SM or have any obligation to do so.

STOXX Limited and Dow Jones will not have any liability in connection with the notes. Specifically,

•	STOXX Limited and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:

•	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Dow Jones EURO STOXX 50SM and the data included in the Dow Jones EURO STOXX 50SM;

•	The accuracy or completeness of the Dow Jones EURO STOXX 50SM and its data;

•	The merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50SM and its data;

•	STOXX Limited and Dow Jones will have no liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50SM and its data;

•	Under no circumstances will STOXX Limited or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or Dow Jones knows that they might occur.

The licensing agreement between STOXX Limited and us is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

THE DOW JONES EURO STOXX 50SM INDEX IS PROPRIETARY AND COPYRIGHTED MATERIAL. THE DOW JONES EURO STOXX 50SM INDEX AND THE RELATED TRADEMARKS HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY HSBC USA INC. NEITHER STOXX LIMITED NOR DOW JONES & COMPANY, INC. SPONSORS, ENDORSEs OR PROMOTES THE NOTES BASED ON THE DOW JONES EURO STOXX 50® INDEX.

Historical Performance of the SX5E

The following table sets forth the quarterly high and low intraday levels, as well as end-of-quarter final levels, of the SX5E for each quarter in the period from January 1, 2002 through September 30, 2006 and for the period from October 1, 2006 through October 25, 2006. The final level of the SX5E on October 25, 2006 was 4,019.14. We obtained the data in the following table from Bloomberg Financial Service, without independent verification by us. Historical levels of the SX5E should not be taken as an indication of future performance, and no

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assurance can be given that the level of the SX5E will increase relative to the initial index level during the term of the notes.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 29, 2002	3,864.08	3,401.68	3,784.05
June 28, 2002	3,788.94	2,827.79	3,133.39
September 30, 2002	3,193.50	2,119.35	2,204.39
December 31, 2002	2,728.84	2,115.32	2,386.41
March 31, 2003	2,551.47	1,847.62	2,036.86
June 30, 2003	2,536.77	2,033.12	2,419.51
September 30, 2003	2,654.30	2,359.44	2,395.87
December 31, 2003	2,771.51	2,382.76	2,760.66
March 31, 2004	2,965.15	2,680.04	2,787.49
June 30, 2004	2,919.57	2,630.21	2,811.08
September 30, 2004	2,842.81	2,559.88	2,726.30
December 31, 2004	2,960.97	2,727.76	2,951.24
March 31, 2005	3,117.77	2,914.00	3,055.73
June 30, 2005	3,198.89	2,911.48	3,181.54
September 30, 2005	3,438.76	3,079.89	3,428.51
December 30, 2005	3,621.89	3,212.07	3,578.93
March 31, 2006	3,881.69	3,515.07	3,853.74
June 30, 2006	3,897.40	3,379.66	3,648.92
September 30, 2006	3,921.15	3,462.77	3,899.41
October 1, 2006 through October 25, 2006	4,025.56	3,858.87	4,019.14

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The following graph sets forth the historical levels of the SX5E Index since January 2002 using monthly data obtained from Bloomberg LP. Historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given that the level of the SX5E will increase relative to the initial index level during the term of the notes.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes would be treated as pre-paid forward or other executory contracts with respect to the indices. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. For example, the notes could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code (“Qualified Plans”) or individual retirement accounts (“IRAs”) and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits similar transactions involving employee benefit plans that are subject to ERISA (“ERISA Plans”). Qualified Plans, IRAs and ERISA Plans are referred to as “Plans.”

Persons who have such specified relationships are referred to as “parties in interest” under ERISA and as “disqualified persons” under the Code. “Parties in interest” and “disqualified persons” encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian), any person providing services (for example, a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of the Notes by a Plan with respect to which the issuer is a fiduciary and/or a service provider (or otherwise is a “party in interest” or “disqualified person”) would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. The issuer and several of its subsidiaries are each considered a “disqualified person” under the Code or “party in interest” under ERISA with respect to many Plans, although the issuer is not a “disqualified person” with respect to an IRA simply because the IRA is established with HSBC Securities (USA) Inc. (“HSI”) or because HSI provides brokerage to the IRA, and the issuer cannot be a “party in interest” to any IRA other than certain employer-sponsored IRAs as only employer-sponsored IRAs are covered by ERISA.

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Applicable exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption (“PTCE”) 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts. A fiduciary of a Plan purchasing the Notes, or in the case of certain IRAs, the grantor or other person directing the purchase of the Notes for the IRA, shall be deemed to represent that its purchase, holding, and disposition of the Notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code for which an exemption is not available.

A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to civil liability or civil penalties under ERISA. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in similar types of transactions with the assets of Plans subject to Section 4975.

In accordance with ERISA’s general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of the Notes on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, the issuer or its affiliates should consult with counsel prior to making any such acquisition.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans should consider applicable Similar Law when investing in the notes. Each fiduciary of such a plan will be deemed to represent that the plan’s acquisition and holding of the notes will not result in a non-exempt violation of applicable Similar Law.

The sale of Notes to a Plan or a Similar Plan is in no respect a representation by the issuer or any of its affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Plans generally or any particular Plan or Similar Plan, or that such an investment is appropriate for a Plan or Similar Plan generally or any particular Plan or Similar Plan.

ADDITIONAL TERMS

We or one of our affiliates will act as calculation agent with respect to the notes.

We expect that the delivery of the notes will be made against payment therefor on or about the original issue date specified on the cover page of this free writing prospectus, which will be the fifth business day following the pricing date of the notes (the settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

“Market disruption event” means with respect to an index, any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(a)	the occurrence or existence of a condition specified below at any time:

    (i)        any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to securities that comprise 20 percent or more of the level of the index or (B) in futures or options contracts relating to the index on any related exchange; or

    (ii)        any event (other than any event described in (b) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for securities that comprise 20 percent or more of the level of

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the index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any relevant related exchange; or

(b)	the closure on any scheduled trading day of any relevant exchange relating to securities that comprise 20 percent or more of the level of the index or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means with respect to an index, each exchange or quotation system on which futures or options contracts relating to the index are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the index on such temporary substitute exchange or quotation system as on the original related exchange).

“Relevant exchange” means with respect to an index, any exchange on which securities then included in the index trade.

“Scheduled closing time” means with respect to a relevant exchange or a related exchange, the scheduled weekday closing time on any scheduled trading day of the relevant exchange or related exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means with respect to an index, any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each security then included in the index.

DISCONTINUANCE OR MODIFICATION OF AN INDEX

If a reference sponsor (as defined below) discontinues publication of or otherwise fails to publish an index on any day on which that index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

If an index is discontinued or if a reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the index level using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final observation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating the index or a successor index, or the value thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the value of that index does not fairly represent the value of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine an index value comparable to the value that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust that index in order to arrive at a value of the index or the successor index as if it had not been modified (e.g., as if the split had not occurred). In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication any of the indices may adversely affect the value of, and trading in, the notes.

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“Reference sponsor” means:

•	with respect to the SPX, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.;

•	with respect to the NKY, Nihon Keizai Shimbun, Inc.; and

•	with respect to the SX5E, STOXX Limited.

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Return on the Notes — Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final observation date for purposes of determining the accelerated final return. If a market disruption event exists with respect to an index on that scheduled trading day, then the final observation date for that index will be postponed for up to eight scheduled trading days (in the same general manner used for postponing observation dates during the term of the notes). The accelerated maturity date will be the third business day following the accelerated final observation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

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You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

Free Writing Prospectus
Summary	FWP-2
Risk Factors	FWP-3
Illustrative Examples	FWP-4
Description of the Indices	FWP-6
Certain U.S. Federal Income Tax Considerations	FWP-19
Certain ERISA Considerations	FWP-19
Additional Terms	FWP-20
Discontinuance or Modification of an Index	FWP-21
Events of Default and Acceleration	FWP-22

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

HSBC USA Inc.

$[•]

Global Equity Buffer Notes

Linked to an equally weighted basket of the

S&P 500® Index, Dow Jones EURO

STOXX 50® Index and Nikkei 225 StockSM

Index

[•], 2006

FREE WRITING

PROSPECTUS

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